UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2005 (October 6, 2005)

TETON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

410 17th Street, Suite 1850
Denver, CO 80202-4921

(Address of principal executive offices, including zip code)

(303) 565-4604

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 6, 2005, in connection with Mr. Cooper’s resignation as a director of the Company, Teton Energy Corporation (“we” or the “Company”) replaced Mr. H. Howard Cooper’s existing consulting agreement with the Company with a severance agreement with Mr. Cooper.

The severance agreement provides that Mr. Cooper will receive a severance benefit equal to one-year’s salary ($200,000), paid monthly. This severance benefit will end on the earlier of September 30, 2006, or upon Mr. Cooper’s accepting reasonably equivalent employment with another company during the severance period, or in the event Mr. Cooper is in material breach with the terms of the severance agreement, or in the event that the Company’s board unanimously adopts a resolution that he is in material breach of this agreement. The severance agreement also grants Mr. Cooper certain rights with respect to the registration of shares underlying certain options or warrants held by Mr. Cooper pursuant to various compensation programs. The severance agreement also contains certain restrictions on Mr. Cooper’s ability to sell shares held by him in order to protect the price of the Company’s stock.

Item 1.02	Termination of a Material Definitive Agreement

On October 6, 2005, we rescinded Mr. Cooper’s existing consulting contract with the Company and replaced it with a severance agreement. See “Item 1.01 Entry Into a Material Definitive Agreement.” Mr. Cooper’s consulting agreement had provided for monthly payments of $16,667.00, and had an initial term of 1 year, ending on February 28, 2006.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 1, 2005, Mr. Cooper resigned as a director of the Company.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

TETON ENERGY CORPORATION

Date: October 7, 2005	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of Teton Energy Corporation dated October 7, 2005.